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                                                                   EXHIBIT 99(D)

                                Christy & Viener
                               Rockefeller Center
                                620 Fifth Avenue
                            New York, New York 10020

                                          March 18, 1997

Central and South West Corporation
1616 Woodall Rodgers Freeway
Dallas, Texas 75202-1234
Southwestern Electric Power Company
428 Travis Street
Shreveport, Louisiana 71156-0001
Ladies and Gentlemen:

    We have acted as special tax counsel to you in connection with the proposed tender offer by Central and South West Corporation, a Delaware corporation ("CSW"), with respect to preferred stock issued by its subsidiary, Southwestern Electric Power Company, a Delaware corporation ("SWEPCO", and the proxy statement issued by SWEPCO to solicit shareholder votes in favor of a proposed amendment of its Restated Articles of Incorporation, all as described in the Offer to Purchase and Proxy Statement dated March 18, 1997 (the "Offer and Proxy Statement").

    In rendering the opinion expressed below, we have examined such documents as we have deemed relevant and necessary, including, without limitation, the Issuer Tender Offer Statement on Schedule 13E-4 dated March 18, 1997 and the exhibits thereto (the "Tender Offer Statement") relating to the outstanding preferred stock of SWEPCO, as listed in the Tender Offer Statement (the "Preferred Stock"), which is being filed by CSW with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended. The Tender Offer Statement includes the Offer and Proxy Statement, which incorporates by reference the Annual Report on Form 10-K of SWEPCO for the year ended December 31, 1996.

    Our opinion is conditioned, among other things, upon the accuracy and completeness of the facts, information, and representations contained in the Tender Offer Statement as of the date hereof and the continuing accuracy and completeness thereof until the consummation of the transactions contemplated by the Tender Offer Statement. We have not undertaken any independent investigation of any factual matters set forth in the Tender Offer Statement or any other document we have examined. We have assumed that the transactions contemplated by the Tender Offer Statement will occur as provided therein and that there will be no material change to the Tender Offer Statement or any of such other documents between the date hereof and the date when the transactions contemplated by the Tender Offer Statement are consummated.

    Based upon and subject to the foregoing, we are of the opinion that the discussion set forth in the Offer and Proxy Statement under the caption "CERTAIN FEDERAL INCOME TAX CONSEQUENCES" is a fair and accurate summary in all material respects of the matters addressed therein, based upon current law and the assumptions stated or referred to therein.

    We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinion expressed above, including any changes in applicable law which may hereafter occur.

    We hereby consent to the filing of this letter as an exhibit to the Tender Offer Statement and to the references to our firm under the caption "CERTAIN FEDERAL INCOME TAX CONSEQUENCES" in the Offer and Proxy Statement.

                                          Very truly yours,
                                          /s/ Christy & Viener